EXHIBIT 99.1

For your information, please see the attached earnings release of Boise Cascade Holdings, L.L.C. dated November 7, 2007.  Please note that segment financial results reported by Boise Cascade Holdings, L.L.C. are not directly comparable to the carve-out financial results for the Boise White Paper, L.L.C.,  Boise Packaging & Newsprint, L.L.C. and Boise Cascade Transportation Holdings Corp. businesses presented in Aldabra’s proxy statement on file with the SEC.

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Boise Cascade
Investor Relations
1111 West Jefferson Street   PO Box 50   Boise, ID 83728
T 208 384 7023   F 208 384 4913
News Release

Investor Relations Contact

Rob McNutt

Office 208 384 7023

For Immediate Release:  November 7, 2007

BOISE ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

                 BOISE, Idaho — Boise Cascade Holdings, L.L.C. today reported net income of $49.2 million for the third quarter 2007, compared with net income of $36.4 million for the third quarter 2006 and $28.9 million for the second quarter 2007.  Income from operations for the third quarter 2007 was $72.0 million, compared with $64.6 million in the same period of 2006 and $48.6 million for the second quarter 2007.  In September, we announced the sale of our Paper and Packaging & Newsprint segments and recorded these assets as held for sale.  We stopped depreciating and amortizing these assets as well as some assets included in our Corporate segment, resulting in approximately $10 million in lower depreciation and amortization expense in third quarter 2007.

                 “The third quarter result in our Paper segment reflects the better supply-demand balance in that business,” said Tom Stephens, chairman and chief executive officer.  “While packaging markets were stronger, our Packaging & Newsprint segment financial results were negatively impacted by lower newsprint prices and the annual maintenance outage at our DeRidder mill.  Our Building Materials Distribution and Wood Products businesses were both solidly profitable despite the continued challenges in the housing market.  The agreement to sell our Paper and Packaging & Newsprint segments to Aldabra 2 Acquisition Corp. represents a major step forward for that business.  The transaction will result in a focused building products business with a strong balance sheet, which will give us many options.”

FINANCIAL HIGHLIGHTS

($ in millions)

	3Q 2007	3Q 2006	2Q 2007
Sales	$1,402.1	$1,480.3	$1,448.4
Income from operations	$72.0	$64.6	$48.6
Net income	$49.2	$36.4	$28.9
EBITDA(a)	$106.6	$103.7	$91.4

(a)  For reconciliation of net income to EBITDA, see "Segment Information" in the financial section.

Sales

                Sales for the third quarter 2007 were $1.4 billion, compared to $1.5 billion in the third quarter 2006 and $1.4 billion in the second quarter 2007.  Year-over-year sales were lower in our Building Materials Distribution, Wood Products, and Packaging & Newsprint segments offset, in part, by sales increases in our Paper segment.

                Comparing the third quarter 2007 to the same period of 2006, Building Materials Distribution segment sales decreased 9% due to lower sales volumes and lower sales prices.  Wood Products segment sales were down 13% due primarily to lower sales volumes for all products and lower sales prices for engineered wood products, lumber, and particleboard offset, in part, by higher plywood prices.  Paper segment sales were up 8% over the same period in 2006 due to higher sales prices and higher pulp sales volumes relative to the third quarter 2006.  Packaging & Newsprint segment sales decreased 7% due to lower newsprint sales volumes and prices and lower linerboard sales volumes as we continued to increase the use of our own linerboard in our converting plants.

Income From Operations

                Income from operations increased 11% in the third quarter 2007 to $72.0 million from $64.6 million in third quarter 2006.  Segment income decreased in Building Materials Distribution driven by softer housing markets.  Despite the soft housing market, segment income increased in Wood Products driven by higher plywood prices coupled with lower raw material costs.  Segment income increased in Paper due to higher product prices and higher sales volumes of market pulp and reduced depreciation and amortization expense.  Packaging & Newsprint segment income decreased due primarily to the annual maintenance shutdown at our mill in DeRidder, Louisiana, coupled with softer newsprint markets and higher fiber costs, offset by lower depreciation and amortization expense.

                Comparing third quarter 2007 with third quarter 2006, segment income in Building Materials Distribution decreased $3.3 million, from $19.4 million in 2006 to $1.1 million in 2007, due primarily to lower sales volumes and lower sales prices offset, in part, by lower purchased materials costs.  Segment income in Wood Products increased $3.6 million, from $5.6 million in the third quarter 2006 to $9.2 million in the third quarter 2007, due primarily to higher plywood prices and lower raw material costs offset, in part, by lower product prices and volumes for engineered wood products and particleboard.  Paper segment income increased $18.2 million, from $31.3 million in third quarter 2006 to $49.5 million in third quarter 2007, due primarily to higher product prices and higher pulp sales, coupled with lower energy costs and reduced depreciation and amortization expense associated with assets held for sale, offset in part, by higher fiber and chemical costs.  Packaging & Newsprint segment income decreased $12.3 million, from $16.5 million in third quarter 2006 to $4.2 million in 2007, due primarily to costs associated with the annual maintenance shutdown at our DeRidder mill, lower newsprint prices, and higher fiber costs, offset in part, by higher linerboard and corrugated container and sheet prices and reduced amortization and depreciation expense associated with assets held for sale.

About Boise Cascade

                 Boise, headquartered in Boise, Idaho, manufactures engineered wood products, plywood, lumber, and particleboard and distributes a broad line of building materials, including wood products manufactured by the company.  Boise also manufactures a wide range of specialty and premium papers, including imaging papers for the office and home and papers for pressure-sensitive applications, as well as printing and converting papers, containerboard and corrugated boxes, newsprint, and market pulp.  Visit Boise’s website at www.bc.com.

Webcast and Conference Call

                 Boise will host an audiovisual webcast and conference call on Wednesday, November 7, 2007, at 11:00 a.m. Eastern, at which time we will review the company’s recent performance.  You can join the webcast through the Boise website. Go to http://www.bc.com and click on the link to the webcast under the News & Events heading.  Slides will be posted 15 minutes before the beginning of the webcast.  Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary audio software.  To join the conference call, dial (800) 374-0165 (international callers should dial (706) 634-0995) at least 10 minutes before the start of the call.

                The archived webcast will be available in News & Events (link in the About Boise section) of Boise’s website.  A replay of the conference call will be available from November 7 at 12:00 noon Eastern through December 7 at 11:59 p.m. Eastern.  Playback numbers are (800) 642-1687 for U.S. calls and (706) 645-9291 for international calls, and the passcode will be 20651266.

Basis of Presentation

                 We present our consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  Our earnings release also supplements the GAAP presentations by reflecting EBITDA.  EBITDA represents income (loss) before interest (interest expense, interest income, and change in fair value of interest rate swaps), income tax provision (benefit), and depreciation, amortization, and depletion.  EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments.  We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage.  We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance.  For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments.  EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.  The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, change in the fair value of interest rate swaps, and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses.  Management compensates for these limitations by relying on our GAAP results.  Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

                 This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995.  These statements speak only as of the date of this press release.  While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.  The announced transaction with Aldabra 2 is subject to a number of risks and uncertainties, including the satisfaction of closing conditions and approval by Aldabra 2’s stockholders, both of which affect the timing of and our ability to complete the transaction.

Boise Cascade Holdings, L.L.C.
 Consolidated Statements of Income

(unaudited, in thousands)

	Three Months Ended
	September 30		June 30,
	2007	2006 (a)	2007
Sales
Trade	$1,247,563	$1,332,187	$1,288,921
Related parties	154,570	148,159	159,477
	1,402,133	1,480,346	1,448,398
Costs and expenses
Materials, labor, and other operating expenses	1,202,547	1,285,335	1,270,294
Depreciation, amortization, and depletion	32,273 (b)	39,274	40,722
Selling and distribution expenses	72,356	71,555	73,620
General and administrative expenses	22,597	19,725	20,210
Other (income expense, net)	390	(105)	(5,091	)(c)
	1,330,163	1,415,784	1,399,755

Income from operations	71,970	64,562	48,643

Foreign exchange gain (loss)	2,333	(89)	2,020
Change in fair value of interest rate swaps (d)	—	—	5,395
Interest expense	(23,356)	(28,400)	(24,352	) (e)
Interest income	1,274	909	642
	(19,749)	(27,580)	(16,295)

Income before income taxes	52,221	36,982	32,348
Income tax provision	(3,056)	(616)	(3,450)
Net income	$49,165	$36,366	$28,898

Segment Information

(unaudited, in thousands)

	Three Months Ended
	September 30			June 30,
	2007		2006 (a)	2007
Segment sales
Building Materials Distribution	$686,610		$756,608	$723,732
Wood Products	261,634		299,131	278,658
Paper	402,143		373,458	401,098
Packaging & Newsprint	193,018		206,797	192,933
Intersegment eliminations and other	(141,272)		(155,648)	(148,023)
	$1,402,133		$1,480,346	$1,448,398

Segment income (loss)
Building Materials Distribution	$16,146		$19,354	$20,386
Wood Products	9,161		5,606	15,740
Paper	49,492	(b)	31,294	13,198
Packaging & Newsprint	4,224	(b)	16,479	2,337
Corporate and Other	(4,720	) (b)	(8,260)	(998	) (c)
	74,303		64,473	50,663

Change in fair value of interest rate swaps (d)	—		—	5,395
Interest expense	(23,356)		(28,400)	(24,352	) (e)
Interest income	1,274		909	642
Income before income taxes	$52,221		$36,982	$32,348

EBITDA(f)
Building Materials Distribution	$17,971		$21,720	$22,246
Wood Products	16,306		12,671	23,309
Paper	61,519		47,005	29,311
Packaging & Newsprint	14,519		29,249	16,228
Corporate and Other	(3,739)		(6,898)	291	(c)
	$106,576		$103,747	$91,385

Boise Cascade Holdings, L.L.C.
 Consolidated Statements of Income

(unaudited, in thousands)

	Nine Months Ended
	September 30
	2007		2006 (a)
Sales
Trade	$3,699,657		$4,085,469
Related parties	471,842		424,929
	4,171,499		4,510,398

Costs and expenses
Materials, labor, and other operating expenses	3,629,740		3,958,664
Depreciation, amortization, and depletion	113,355	(b)	114,390
Selling and distribution expenses	214,384		214,239
General and administrative expenses	62,302		67,345
Other (income) expense, net	(2,155	) (c)	1,003 (c)
	4,017,626		4,355,641

Income from operations	153,873		154,757

Foreign exchange gain	4,595		1,650
Change in fair value of interest rate swaps (d)	5,395		—
Interest expense	(70,051	) (e)	(87,186)
Interest income	2,517		2,447
	(57,544)		(83,089)

Income before income taxes	96,329		71,668
Income tax provision	(7,729)		(2,139)
Net income	$88,600		$69,529

Segment Information

(unaudited, in thousands)

	Nine Months Ended
	September 30
	2007		2006 (a)
Segment sales
Building Materials Distribution	$2,019,000		$2,351,154
Wood Products	794,215		926,426
Paper	1,198,275		1,125,517
Packaging & Newsprint	579,923		576,393
Intersegment eliminations and other	(419,914)		(469,092)
	$4,171,499		$4,510,398

Segment income (loss)
Building Materials Distribution	$46,987		$63,255
Wood Products	28,610		41,619
Paper	80,716	(b)	46,823
Packaging & Newsprint	14,644	(b)	30,731
Corporate and Other	(12,489	) (b)	(26,021	) (c)
	158,468		156,407

Change in fair value of interest rate swaps (d)	5,395		—
Interest expense	(70,051	) (e)	(87,186)
Interest income	2,517		2,447
Income before income taxes	$96,329		$71,668

EBITDA (f)
Building Materials Distribution	$52,548		$70,373
Wood Products	50,608		61,671
Paper	125,429		92,604
Packaging & Newsprint	52,242		68,258
Corporate and Other	(9,004	) (c)	(22,109	) (c)
	$271,823		$270,797

Boise Cascade Holdings, L.L.C.

Consolidated Balance Sheets

(unaudited, in thousands)

	September 30,	December 31,
	2007	2006
ASSETS

Current
Cash and cash equivalents	$65,608	$45,169
Receivables
Trade, less allowances of $1,065 and $1,734	200,130	327,138
Related parties	8	37,986
Other	6,927	19,027
Inventories	339,130	640,826
Assets held for sale	1,856,061	—
Restricted cash held for bond redemption (g)	200,000	—
Other	6,868	13,027
	2,674,732	1,083,173

Property
Property and equipment, net	305,897	1,462,315
Fiber farms and timber deposits	23,981	40,492
	329,878	1,502,807

Deferred financing costs	28,485	31,474
Goodwill	12,170	21,846
Intangible assets, net	9,773	37,507
Other assets	10,307	28,390
Total assets	$3,065,345	$2,705,197

Boise Cascade Holdings, L.L.C.
 Consolidated Balance Sheets (continued)

(unaudited, in thousands, except for equity units)

	September 30,	December 31,
	2007	2006
LIABILITIES AND CAPITAL

Current
Short-term borrowings	$—	$3,200
Current portion of long-term debt (h)	257,250	—
Accounts payable	185,121	341,201
Accrued liabilities
Compensation and benefits	39,884	93,287
Interest payable	18,998	11,847
Other	58,840	54,600
Liabilities related to assets held for sale	349,903	—
	909,996	504,135
Debt
Long-term debt, less current portion	1,165,125	1,213,900

Other
Compensation and benefits	52,764	111,676
Other long-term liabilities	12,507	36,642
	65,271	148,318
Redeemable equity units
Series B equity units — 16,995,889 and 17,107,889 units outstanding	17,365	17,477
Series C equity units — 39,527,950 and 39,576,540 units outstanding	8,771	6,434
	26,136	23,911
Commitments and contingent liabilities

Capital
Series A equity units — no par value; 66,000,000 and 66,000,000 units authorized and outstanding	76,942	78,290
Series B equity units — no par value; 550,000,000 and 550,000,000 units authorized; 530,356,601 and 530,356,601 units outstanding	814,222	724,988
Series C equity units — no par value; 44,000,000 and 44,000,000 units authorized	7,653	11,655
Total capital	898,817	814,933
Total liabilities and capital	$3,065,345	$2,705,197

Boise Cascade Holdings, L.L.C.
 Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Nine Months Ended
	September 30

	2007	2006
Cash provided by (used for) operations
Net income	$88,600	$69,529
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	114,034	116,629
Related-party interest expense	—	12,559
Deferred income taxes	3,650	150
Pension and other postretirement benefit expense	18,945	20,671
Gain on changes in retiree healthcare programs	(4,367)	(3,741)
Change in fair value of interest rate swaps	(5,395)	—
Management equity units expense	2,337	2,750
Other	(4,944)	(525)
Decrease (increase) in working capital, net of acquisitions
Receivables	(76,577)	(54,524)
Inventories	(30,193)	(24,056)
Prepaid expenses	786	1,968
Accounts payable and accrued liabilities	18,260	34,940
Pension and other postretirement benefit payments	(888)	(842)
Current and deferred income taxes	2,578	(1,647)
Other	4,507	3,241
Cash provided by operations	131,333	177,102

Cash provided by (used for) investment
Expenditures for property and equipment	(137,247)	(105,095)
Increase in restricted cash held for bond redemption (g)	(200,000)	—
Acquisitions of businesses and facilities	—	(42,549)
Sales of assets	18,270	42,953
Other	6,378	2,263
Cash used for investment	(312,599)	(102,428)

Cash provided by (used for) financing
Issuances of long-term debt	960,000	293,300
Payments of long-term debt	(751,525)	(400,200)
Short-term borrowings	(3,200)	—
Note payable to related party, net	—	(2,536)
Proceeds from changes to interest rate swaps	2,848	25,620
Tax distributions to members	(2,753)	(19,206)
Other	(3,665)	53
Cash provided by (used for) financing	201,705	(102,969)

Increase (decrease) in cash and cash equivalents	20,439	(28,295)

Balance at beginning of the period	45,169	88,171

Balance at end of the period	$65,608	$59,876

Summary Notes to Consolidated Financial Statements and Segment Information

                 The Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2006 Annual Report on Form 10-K.  Net income for all periods presented involved estimates and accruals.

                 In September 2007, Boise Cascade, L.L.C. (Boise LLC), our wholly owned direct subsidiary, entered into a purchase and sale agreement with Aldabra 2 Acquisition Corp. (Aldabra) for the sale of our Paper and Packaging & Newsprint segments, and most of our Corporate and Other segment, for cash and shares of Aldabra common stock equal to approximately $1.625 billion, plus working capital adjustments.  As part of the transaction, Aldabra intends to change its name to Boise Paper Company (BPC).   Following the transaction, Boise LLC will maintain 100% ownership of our Wood Products and Building Materials Distribution segments, and we expect to own approximately 40% of BPC’s shares.  The actual amount of our ownership in BPC is dependent on a number of factors, including the number of Aldabra shareholders, if any, that exercise their conversion rights.  In any event, our ownership in BPC cannot exceed 49% of BPC’s outstanding stock at the time of closing.  Both companies will be headquartered in Boise, Idaho.

In September 2007, in connection with the Aldabra transaction, we reclassified the assets and liabilities of our Paper and Packaging & Newsprint segments, as well as some of the assets and liabilities included in our Corporate and Other segment, to “Assets held for sale” and “Liabilities related to assets held for sale” on our Consolidated Balance Sheet and stopped depreciating and amortizing those assets.  The equity interest that we expect to own in BPC after the transaction represents a significant continuing involvement.  As a result, until the transaction is completed the operating results of the Paper and Packaging & Newsprint businesses will continue to be included in continuing operations in the Consolidated Statements of Income (Loss).  For the carrying amounts of the major classes of assets and liabilities classified as “Assets held for sale” and “Liabilities related to assets held for sale” at September 30, 2007, see the Notes to the Unaudited Quarterly Financial Statements in the Form 10-Q for the period ended September 30, 2007.

(a)         In January 2007, we adopted Financial Accounting Standards Board Staff Position (FSP) No. AUG AIR-1, Accounting for Planned Major Maintenance Activities.   Prior to adopting this FSP, we charged planned shutdown maintenance costs in our Paper and Packaging & Newsprint segments to income (loss) ratably over the year.  The FSP prohibits this, and as a result, we recast our 2006 interim financial information using the direct expense method.  The FSP increases the volatility of earnings in the period a planned shutdown occurs, but it has no impact on our annual results of operations.  For the three and nine months ended September 30, 2006, income increased (decreased) by the following amounts:

	Three Months	Nine Months
	Ended	Ended
	September 30, 2006
	(unaudited, in thousands)

Paper	$473	$2,057
Packaging & Newsprint	955	(956)
	$1,428	$1,101

(b)        The three and nine months ended September 30, 2007, included approximately $10.4 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets recorded as held for sale.  Of the $10.4 million of lower depreciation and amortization expense, $5.4 million related to our Paper segment, $4.8 million related to our Packaging & Newsprint segment, and $0.2 million related to our Corporate and Other segment.

(c)         The nine months ended September 30, 2007, and the three months ended June 30, 2007, includes a $4.4 million gain for changes in our retiree healthcare programs.  The nine months ended September 30, 2006, included a $3.7 million gain for changes in our retiree healthcare programs.

(d)        During second quarter 2007, in connection with the amendment and restatement of our credit facilities, we concluded that the interest payments on our senior unsecured floating-rate notes were no longer probable of occurring after October 2007, when the notes became callable at par.  As a result, during second quarter 2007, we recorded the fair value of the interest rate swaps, or $5.4 million of income, in “Change in fair value of interest rate swaps” in our Consolidated Statement of Income.

(e)         The nine months ended September 30, 2007, and the three months ended June 30, 2007, includes the write-off of $1.8 million of deferred financing costs resulting from the repayment of our Tranche D term loan and reduction in borrowing capacity under our revolving credit facility.

(f)           EBITDA represents income before interest (interest expense, interest income, and change in fair value of interest rate swaps), income taxes, and depreciation, amortization, and depletion.  The following table reconciles net income to EBITDA for the three months ended September 30, 2007 and 2006, and June 30, 2007:

	Three Months Ended
	September 30			June 30,
	2007		2006 (a)	2007
	(unaudited, in thousands )

Net income	$49,165	(b)	$36,366	$28,898	(c)
Change in fair value of interest rate swaps (d)	—		—	(5,395)
Interest expense	23,356		28,400	24,352	(e)
Interest income	(1,274)		(909)	(642)
Income tax provision	3,056		616	3,450
Depreciation, amortization, and depletion	32,273		39,274	40,722
EBITDA	$106,576		$103,747	$91,385

The following table reconciles net income to EBITDA for the nine months ended September 30, 2007 and 2006:

	Nine Months Ended
	September 30
	2007		2006 (a)
	(unaudited, in thousands )

Net income	$88,600	(b)(c)	$69,529 (c)
Change in fair value of interest rate swaps (d)	(5,395)		—
Interest expense	70,051	(e)	87,186
Interest income	(2,517)		(2,447)
Income tax provision	7,729		2,139
Depreciation, amortization, and depletion	113,355		114,390
EBITDA	$271,823		$270,797

(g)        In connection with the amendment and restatement of our credit facilities during second quarter 2007, we obtained $200 million of commitments for a delayed-draw term loan, which we borrowed against in September 2007. At September 30, 2007, the $200 million received from the delayed-draw term loan was recorded in “Restricted cash held for bond redemption” on our Consolidated Balance Sheet. The $200 million was invested in preparation for the repayment of the $250 million senior unsecured floating-rate notes in October 2007.

(h)        In preparation for the repayment of the $250 million senior unsecured floating-rate notes in October 2007, we reclassified the $250 million to “Current portion of long-term debt” on our Consolidated Balance Sheet at September 30, 2007.  Additionally, we recorded $5.3 million and $2.0 million in “Current portion of long-term debt” on our Consolidated Balance sheet at September 30, 2007, related to required principal payments on the Tranche E term loan and the delayed-draw term loan, respectively.  We redeemed the notes on October 15, 2007.